Exhibit 10.23

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL
EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

PHASEBIO PHARMACEUTICALS, INC.,

SELENITY THERAPEUTICS (BERMUDA), LTD.
and

VIAMET PHARMACEUTICALS HOLDINGS, LLC

Dated as of January 13, 2020

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (as may be amended from time to time, this “Agreement”) is entered into as of January 13, 2020 (the “Effective Date”), by and among PHASEBIO PHARMACEUTICALS, INC., a Delaware corporation having a place of business at 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania 19355 (“Purchaser”), SELENITY THERAPEUTICS (BERMUDA), LTD., a Bermuda exempted company having a place of business at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (“Selenity”), and VIAMET PHARMACEUTICALS HOLDINGS, LLC, a limited liability company organized under the laws of Delaware having a place of business at c/o Verdolino & Lowey, 124 Washington St., Foxborough, MA 02035 (“VPH” and, together with Selenity, the “Sellers” and each, a “Seller”). Sellers and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Sellers own certain assets including intellectual property rights related to the compound known as SE‑6440 and other CYP11B2 inhibitor compounds;
WHEREAS, Sellers desire to sell, transfer, and convey to Purchaser, and Purchaser desires to purchase from Sellers, the Acquired Assets (as defined below) (the “Acquisition”), all on the terms and subject to the conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual representations, warranties, and covenants herein contained, and on the terms and subject to the conditions set forth herein, the Parties hereto hereby agree as follows:
AGREEMENT

1.	DEFINITIONS
1.1    “Acceptance for Filing” shall mean, with respect to an IND filed for a Product: (a) in the United States, the date the IND goes into effect in accordance with 21 C.F.R. §312.40(b) (or its successor regulation); or (b) in any other Major Market Country or group of Major Market Countries, after filing of an IND with the applicable Regulatory Authority for such country or group of countries, the date upon which enrollment of the first subject in the applicable clinical trial of such Product may legally occur in such country or group of countries.
1.2    “Accounting Standards” shall mean (a) U.S. generally accepted accounting principles or (b) International Financial Reporting Standards; in each case, as applicable, consistently applied throughout the organization of a particular entity and its Affiliates.
1.3    “Acquired Assets” shall have the meaning provided in Section 2.1.
1.4    “Acquisition” shall have the meaning provided in the Recitals.

1.5    “Actual Combination Product Net Sales” shall have the meaning provided in Section 1.59.
1.6    “Affiliate” shall mean with respect to any Person, any other Person controlling, controlled by, or within common control with such Person, but for only so long as such control exists, and where “control”, for the purpose of this definition, means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance, or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.
1.7    “Agreed Amount” shall have the meaning provided in Section 7.6(b).
1.8    “Agreement” shall have the meaning provided in the preamble to this Agreement.
1.9    “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable laws of similar effect, and the related regulations and published interpretations thereunder.
1.10    “Apportioned Obligations” shall have the meaning provided in Section 6.11(d).
1.11    “Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement among Purchaser and Sellers to be entered into at the Closing, the form of which is attached hereto as Exhibit A.
1.12    “Assumed Liabilities” shall have the meaning provided in Section 2.3.
1.13    “Breach” there shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision.
1.14    “Claim Notice” shall have the meaning provided in Section 7.6(a).
1.15    “Claimed Amount” shall have the meaning provided in Section 7.6(a).
1.16    “Closing” shall have the meaning provided in Section 2.10.
1.17    “Closing Date” shall have the meaning provided in Section 2.10.
1.18    “Closing Payment” shall have the meaning provided in Section 2.5(a).
1.19    “Combination Product” shall mean a Product comprising a fixed-dose combination of Compound and at least one Other Active.
1.20    “Compound” shall mean (a) Sellers’ proprietary CYP11B2 Inhibitor compound known, or formerly known, as SE‑6440 or VT‑6440 (the “Lead Compound”), or (b) any other

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compound that is within the scope of the Listed Patents, including, for clarity, any CYP11B2 Inhibitor formerly owned or Controlled by Selenity.
1.21    “Confidentiality Agreement” shall have the meaning provided in Section 6.5.
1.22    “Consent” shall mean any approval, consent, ratification, permission, waiver, authorization, filing, registration or notification (including any Governmental Authorization).
1.23    “Contested Amount” shall have the meaning provided in Section 7.6(b).
1.24    “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.
1.25    “Control” or “Controlled” means the possession by a Party (whether by ownership, license or otherwise) of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to transfer or provide such tangible Know-How to the other Party on the terms and conditions set forth herein, or (b) with respect to Patents, intangible Know-How or other Intellectual Property Rights, the legal authority or right to provide, sell, grant a license, sublicense, access or right to use (as applicable) under such Patents, intangible Know-How or other Intellectual Property Rights to the other Party on the terms and conditions set forth herein, in each case of (a) and (b), without breaching the terms of any agreement with a Third Party.
1.1    “Conveyance Taxes” shall mean all sales, use, VAT, transfer, stamp, recording, registration, documentary, filing, and similar Taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Governmental Body in respect of the Acquired Assets or Assumed Liabilities that become payable by reason of the Transactions.
1.2    “Cover” or “Covered” shall mean, with respect to a particular subject matter at issue and a relevant Patent Right, that, in the absence of ownership of or a license under such Patent Right, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe one or more Valid Claims of such Patent Right.
1.3    “CYP11B2 Inhibitor” shall mean an inhibitor of enzymic activity of aldosterone synthase (Enzyme Commission number 1.14.15.4).
1.4    “Damages” shall mean any loss, damage, injury, diminution in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.
1.5    “Effective Date” shall have the meaning provided in the preamble to this Agreement.
1.6    “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, claim, preference, right of possession, encroachment, right of first refusal, preemptive right, community property interest, conditional and sales or other title retention device (including any restriction on the transfer of any asset or any restriction on the

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receipt of any income derived from any asset), provided, however, notwithstanding the foregoing, the following shall not be considered “Encumbrances” for purposes of this Agreement (a) liens for current Taxes not yet due and payable and statutory liens incurred in the Ordinary Course of Business and consistent with past practices for obligations not past due, and (b) such imperfections of title and non-monetary encumbrances as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties.
1.7    “Entity” shall mean any corporation (including any non‑profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, or entity.
1.8    “Excluded Assets” shall have the meaning provided in Section 2.2.
1.9    “Excluded Taxes” shall mean (i) all Taxes of the Sellers or any of their Affiliates, or for which Sellers or any of their Affiliates are liable, for any taxable period, (ii) all Taxes related to the Excluded Assets or Retained Liabilities for any taxable period, (iii) all Taxes relating to the Acquired Assets or the Assumed Liabilities for any taxable period that ends on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, for the portion of such taxable period ending on the Closing Date as determined under Section 6.11(d), and (iv) all Conveyance Taxes.
1.10    “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.
1.11    “First Commercial Sale” shall mean, on a Product-by-Product basis, the first sale by Purchaser or any of its Affiliates or Licensees to a Third Party for end use of such Product in a country or jurisdiction after Regulatory Approval has been granted with respect to such Product in such country or jurisdiction.
1.12    “Generic Version” shall mean, with respect to Product that has received Regulatory Approval in a country and is being marketed and sold by Purchaser or any of its Affiliates or Licensees in such country, any pharmaceutical product that: (a) is sold in such jurisdiction by a Third Party that is not a Licensee of Purchaser or its Affiliates and did not purchase or acquire such product in a chain of distribution that included Purchaser or any of its Affiliates or Licensees; and (b) has received Regulatory Approval in such jurisdiction, for at least one of the same indications as such Product, as a “generic drug,” “generic medicinal product,” “bioequivalent” or similar designation of interchangeability by the applicable Regulatory Authority in such jurisdiction, pursuant to an expedited or abbreviated approval process in accordance with the then-current rules and regulations in such jurisdiction, where (i) such Product is the “reference medicinal product,” “reference listed product” or similar designation in such jurisdiction, and (ii) such approval referred to or relied on (x) the approved NDA for such Product held by Purchaser, its Affiliate or a Licensee in such jurisdiction or (y) the data contained or incorporated by reference in such approved NDA for such Product in such jurisdiction.

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1.13    “Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party, or (f) any candidate for political office.
1.14    “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi‑governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal), (d) multi‑national organization or body, or (e) individual, Entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
1.15    “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
1.16    “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including an Investigational New Drug Application filed with the FDA pursuant to 21 C.F.R. Part 312 (or its successor regulation).
1.17     “Indemnitees” shall mean Seller Indemnitees and Purchaser Indemnitees, as the case may be.
1.18    “Indemnitor” shall mean each of the Sellers and Purchaser, as the case may be.
1.19    “Initial Resolution Period” shall have the meaning provided in Section 7.6(b).
1.20    “Initiation” shall mean with respect to a clinical trial, the first dosing of the first (1st) human subject in such clinical trial.
1.21    “Intellectual Property” shall mean copyrights, Know-How, Patent Rights, and Trade Secrets.
1.22    “Intellectual Property Rights” shall mean and include all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark, trade name and service mark rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) rights in or relating to registrations,

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renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in subsections (a) through (e) above.
1.23    “Know-How” shall mean any and all data, technical information, know-how, processes, procedures, compositions, devices, methods, assays, formulas, protocols, techniques, designs, specifications, chemical and biological materials, test data (including pharmacological, toxicological, pre-clinical and clinical information and test data), analytical and quality control data (including drug stability data), and manufacturing technology and data (including formulation data).
1.24    “Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent investigation concerning the truth or existence of such fact or other matter, including, as reasonably possible, consultations with outside legal counsel directly involved in such matter. Sellers shall be deemed to have “Knowledge” of a particular fact or other matter if [***] has Knowledge of such fact or other matter.
1.25    “Lead Compound” shall have the meaning provided in Section 1.20.
1.26    “Legal Requirement” shall mean any federal, state, local, municipal, foreign, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion, or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under the authority of any Governmental Body.
1.27    “Liability” shall mean any debt, obligation, duty, or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, or secondary liability), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with Accounting Standards and regardless of whether such debt, obligation, duty, or liability is immediately due and payable.
1.28    “Licensee” shall mean a Third Party to whom Purchaser grants a license to develop, use, import, promote, offer for sale, sell, have sold, or otherwise commercialize any Product, beyond the mere right to purchase Products from Purchaser and its Affiliates, and excluding wholesalers and distributors that do not promote the sale of such Product, and other similar physical distributors.
1.29    “Listed Patents” shall have the meaning provided in Section 1.84.
1.30    “Major Market Country” shall mean any of the [***].
1.31    “Milestone Event” shall have the meaning provided in Section 2.6(a).
1.32    “Milestone Payment” shall have the meaning provided in Section 2.6(a).

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1.33    “NDA” shall mean: (a) a New Drug Application, as more fully defined in 21 C.F.R. 314.5 et seq. (or any successor regulation thereto); or (b) the equivalent application filed with any equivalent Regulatory Authority outside the U.S.; including, in each case, all amendments and supplements thereto.
1.34    “Net Sales” shall mean the gross amounts invoiced by Purchaser, its Affiliates and Licensees (in each case, a “Selling Party”) for sales or other dispositions of Products to Third Parties (excluding Licensees), less the following amounts to the extent attributable to Products and actually incurred, allowed, paid or accrued, or otherwise specifically allocated to Products by the Selling Party (if not previously deducted in calculating the amount invoiced):
(a)    [***];
(b)    [***];
(c)    [***];
(d)    [***];
(e)    [***]; and
(f)    [***];
provided that, in each case ((a) through (f)), (1) each such deduction is calculated in a manner that is consistent with the Selling Party’s customary practice for pharmaceutical products and with biopharmaceutical industry practices, and in accordance with Accounting Standards, consistently applied by the Selling Party, (2) each such deduction is directly allocable to Product, or apportioned on a good faith, fair and equitable basis to Product and other products of the Selling Party and its Affiliates such that Product does not bear a disproportionate portion of such deductions, and (3) no particular amount identified above shall be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).
For clarification, sale or other disposition of Product by a Selling Party to another Selling Party for resale by such other Selling Party to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. In the event of any sale or other disposition of Product for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms (including any sale or other disposition of Product by a Selling Party to another Selling Party for end use by such other Selling Party), then for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to have been sold exclusively for cash at the weighted (by sales volume) average sale price of such Product in bona fide arm’s-length transactions (when sold alone, and not with other products) in the applicable country in which such sale or other disposition occurred during the applicable accounting period. Transfers or dispositions of Product for charitable, research and development, clinical or humanitarian purposes, in all cases without consideration, shall be disregarded in determining Net Sales.

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On a country-by-country basis, if a Product is sold in a country as part of a Combination Product in a calendar quarter, Net Sales of such Product in such country during such calendar quarter for the purpose of determining Royalties and commercialization milestone payments due hereunder shall be calculated as follows:
(i)    In the event that both (x) a Single-Agent Product is sold separately in finished form in such country during such calendar quarter and (y) the Other Active(s) in such Combination Product are sold separately in finished form in such country during such calendar quarter, then Net Sales of such Product shall be determined by multiplying the actual Net Sales of the Combination Product calculated pursuant to the preceding provisions of this Section 1.59 (“Actual Combination Product Net Sales”) in such country during such calendar quarter [***].
(ii)    In the event that a Single-Agent Product is sold separately in finished form in such country during such calendar quarter, but the Other Active(s) in such Combination Product are not sold separately in finished form in such country during such calendar quarter, then Net Sales of such Product shall be calculated by multiplying the Actual Combination Product Net Sales of the Combination Product in such country during such calendar quarter by [***].
(iii)    In the event that no Single-Agent Product is sold separately in finished form in such country during such calendar quarter, but the Other Active(s) in such Combination Product are sold separately in finished form in such country during such calendar quarter, Net Sales of such Product shall be calculated by [***].
(iv)    In the event that neither any Single-Agent Product is sold separately in finished form in such country during such calendar quarter, nor the Other Active(s) in such Combination Product are sold separately in finished form in such country during such calendar quarter, then the methodology for determining Net Sales of such Product in such country shall be [***].
1.35    “Non-Transferred Assets” shall have the meaning provided in Section 6.10.
1.36    “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.
1.37    “Ordinary Course of Business” shall mean an action taken by or on behalf of Sellers shall not be deemed to have been taken in the “Ordinary Course of Business” unless such action is recurring in nature, is consistent with the past practices of Sellers in the conduct of the Program and is taken in the ordinary course of the normal day‑to‑day operations of the Program; such action is taken in accordance with sound and prudent business practices and such action is not required to be authorized by the board of directors of a Seller, the managers or board of directors of a Seller or any committee of the board of directors or managers of a Seller and does not require any other separate or special authorization of any nature.

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1.38    “Organizational Documents” shall mean (a) the articles or certificate of incorporation, association or formation of an Entity; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of an Entity; (c) the operating agreement or bylaws of an Entity and (d) any amendment to any of the foregoing.
1.39    “Other Active” shall mean any active pharmaceutical ingredient other than Compound.
1.40    “Party” or “Parties” shall have the meaning provided in the preamble to this Agreement.
1.41    “Patent Assignment” shall have the meaning provided in Section 6.3.
1.42    “Patent Rights” shall mean: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
1.43    “Person” shall mean any individual, Entity, or Governmental Body.
1.44    “Phase 1 Clinical Trial” shall mean a human clinical trial of a Product that satisfies the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or any amended or successor regulations), regardless of where such clinical trial is conducted.
1.45    “Phase 2 Clinical Trial” shall mean a human clinical trial of a Product that satisfies the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations), regardless of where such clinical trial is conducted; provided that any Phase 1/2 clinical trial of a Product shall not be considered a Phase 2 Clinical Trial until the first dosing of the first human subject in the Phase 2 arm of such clinical trial and such arm has been acknowledged as such in writing by the FDA (or using such other method of acknowledgement as may be used in the future by the FDA) as satisfying the criteria of 21 CFR § 312.21(b).
1.46    “Phase 3 Clinical Trial” shall mean a human clinical trial of a Product that satisfies the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations), regardless of where such clinical trial is conducted.
1.47    “Post-Closing Apportioned Period” shall have the meaning provided in Section 6.11(d).

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1.48    “Pre-Closing Apportioned Period” shall have the meaning provided in Section 6.11(d).
1.49    “Pricing Approval” shall mean such governmental approval, agreement, determination or decision establishing prices for a Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Regulatory Authorities approve or determine the price and/or reimbursement of pharmaceutical products.
1.50    “Proceeding” shall mean any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.
1.51    “Product” shall mean any product that contains a Compound, whether alone or in combination with other active ingredients, in any dosage strength, form, or formulation, and for any mode of administration.
1.52    “Product Rights” shall mean a license or other right to develop, market or sell a Compound or Product.
1.53    “Program” shall mean any program of research and development directed to CYP11B2 Inhibitors the rights to which are owned or controlled by a Seller, including any program presently conducted, or presently proposed to be conducted, by or on behalf of a Seller or any of its Affiliates (including activities conducted or proposed to be conducted by any Third Party on behalf of a Seller or any of its Affiliates), and specifically including, for clarity, any program of research and development directed to selective CYP11B2 Inhibitors undertaken by or on behalf of Selenity the rights to which are owned or controlled by a Seller.
1.54    “Program Books and Records” shall mean all books, ledgers, files, reports, plans, records, manuals and other materials, including books of account, records, files, invoices, correspondence and memoranda, scientific records and files (including laboratory notebooks and invention disclosures), supplier lists, data, specifications, operating history information and inventory records (in any form or medium) in the possession or Control of a Seller or any of its Affiliates that, in each case, relate to the Acquired Assets and/or the Program, but excluding human resources files.
1.55    “Program Contracts” shall have the meaning provided in Section 2.1(c).
1.56    “Program Know-How” shall mean all Know-How owned or Controlled by a Seller or any of its Affiliates as of the Closing Date that (a) was generated, used, or contemplated as of the Closing Date for use, in connection with the research, development, or manufacture of any Compound or Product or the conduct of the Program, or (b) is necessary for the research, development, manufacture, or commercialization of any Compound or Product.
1.57    “Program Material” shall mean the quantities of Compound active pharmaceutical ingredient or other materials specifically related to the manufacture of any Compound, in either

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case, in the possession or Control of a Seller or its Affiliates, including the material set forth on Schedule 1.82.
1.58    “Program Patent Files” shall mean: (a) the complete file histories for the Program Patents in the possession of a Seller or any of its Affiliates; and (b) all files relating to the Program Patents that are held or maintained on a Seller’s or its Affiliate’s behalf by a Seller’s or its Affiliate’s outside patent counsel, including all contents of such files.
1.59    “Program Patents” shall mean:
(a)    All Patent Rights Controlled by a Seller that cover Compounds, including the composition or formulation of, or any method of making or using, any Compound or any product containing any Compound, including all of the Patent Rights listed on Schedule 1.84 (the “Listed Patents”); and
(b)    any and all Patent Rights corresponding to the Listed Patents, throughout the world, whether now existing or hereafter filed or issued.
1.60    “Program Regulatory Materials” shall mean all U.S. and foreign regulatory applications, submissions and approvals (including all INDs and NDAs, and foreign counterparts thereof, and all Regulatory Approvals) for any Compound or Product, and all correspondence with the FDA and any other Regulatory Authority relating to any Compound or Product or any of the foregoing regulatory applications, submissions and approvals; that, in each case, are in the possession of or Controlled by, or held by or for, Seller or any of its Affiliates at the Closing Date, whether generated, filed or held by or for Seller or its Affiliates or any of their licensees.
1.61    “Program Technology” shall mean the Program Know-How and Program Patents.
1.62    “Purchaser” shall have the meaning provided in the preamble to this Agreement.
1.63    “Purchaser Confidential Information” shall have the meaning provided in Section 6.5.
1.64    “Purchaser Indemnitees” shall mean the following Persons: (a) Purchaser; (b) Purchaser’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and permitted assigns of the Persons referred to in clauses (a), (b), and (c) above.
1.65    “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
1.66    “Regulatory Approval” shall mean, with respect to a pharmaceutical product in a particular jurisdiction, all approvals or other permissions from the applicable Regulatory Authority in such jurisdiction necessary to market and sell such product in such jurisdiction, including pricing and reimbursement approvals if required for marketing or sale of such product in such jurisdiction.

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1.67    “Regulatory Authority” shall mean any regulatory agency, ministry, department or other Governmental Body having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction, including the pricing and reimbursement of such products, and other market access activities.
1.68    “Regulatory Filing” shall mean all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) with respect to the testing, development, manufacture, or commercialization of any Product made to or received from any Regulatory Authority in a given country or jurisdiction.
1.69    “Representatives” shall mean officers, directors, employees, consultants, agents, attorneys, accountants, advisors, and representatives.
1.70    “Response Notice” shall have the meaning provided in Section 7.6(b).
1.71    “Retained Liabilities” shall have the meaning provided in Section 2.4.
1.72    “Royalties” shall have the meaning provided in Section 2.7(a).
1.73    “Royalty Term” shall have the meaning provided in Section 2.7(b).
1.74    “Seller Contract” shall mean any Contract relating to the Program or any Compound or Product: (a) to which a Seller is a party; (b) by which a Seller or any of its assets is or may become bound or under which a Seller has, or may become subject to, any obligation; or (c) under which a Seller has or may acquire any right or interest.
1.75    “Seller CDMO” shall mean any Third Party contract development and manufacturing organization engaged by a Seller or any of its Affiliates to perform process development, manufacturing or storage services with respect to any Compound or Product.
1.76    “Sellers’ Disclosure Schedule” shall mean the schedule delivered to Purchaser on behalf of Sellers.
1.77    “Seller Indemnitees” shall mean the following Persons: (a) Sellers; (b) the respective Representatives of Sellers; and (c) the respective successors and permitted assigns of the Persons referred to in clauses (a) and (b) above.
1.78    “Single-Agent Product” shall mean a Product containing Compound as its sole active pharmaceutical ingredient.
1.79    “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value‑added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) any Liability for the payment of any amounts of the type described above in this sentence as a result of being a transferee of or successor to any

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Person or as a result of any express or implied obligation to assume such Tax or to indemnify any other Person for Tax.
1.80    “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
1.81    “Third Party” shall mean any Person other than Purchaser or Sellers or an Affiliate of any of Purchaser or Sellers.
1.82    “Third Party Licenses” shall have the meaning provided in Section 2.7(c).
1.83    “Trade Secrets” shall mean confidential ideas and information, trade secrets, know-how, inventions, concepts, methods, processes, formulae, reports, data, research and development results, and other proprietary information.
1.84    “Trademark” shall mean any word, name, symbol, color, product shape, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, product configuration, logo or business symbol, whether or not registered.
1.85    “Transaction Documents” shall mean, collectively, this Agreement, the Assignment and Assumption Agreement and the Patent Assignment.
1.86    “Transactions” shall mean (a) the execution and delivery of the respective Transaction Documents, and (b) all of the transactions contemplated by the respective Transaction Documents, including: (i) the sale of the Acquired Assets by Sellers to Purchaser in accordance with this Agreement; (ii) the assumption of the Assumed Liabilities by Purchaser; and (iii) the performance by the Sellers and Purchaser of their respective obligations under the Transaction Documents, and the exercise by the Sellers and Purchaser of their respective rights under the Transaction Documents.
1.87    “Update Report” shall have the meaning provided in Section 2.6(e).
1.88    “Valid Claim” shall mean (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other Governmental Body of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise, or (b) a claim of a pending patent application that (i) has not been cancelled, withdrawn, abandoned, or finally rejected by an administrative agency action from which no appeal can be taken, in such patent application, and (ii) has not been pending for more than seven years from the date of first examination on the merits of such patent application.

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2.	SALE AND TRANSFER OF ASSETS
2.1    Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers, free and clear of all Encumbrances other than the Assumed Liabilities, all of each Seller’s and its Affiliates’ right, title and interest in and to all of the following (collectively, the “Acquired Assets”):
(a)    all Program Technology and all related goodwill of each Seller and its Affiliates, and all rights to sue for or assert claims or remedies against or for past, present or future infringements, misappropriation or unauthorized use or disclosure, of any or all of the foregoing and rights of priority and protection of interests therein and to retain any and all amounts therefrom.
(b)    the Program Material;
(c)    all Contracts listed on Schedule 2.1(c), excluding (i) all rights, claims, or causes of action (including warranty claims) of or against Seller or any of its Affiliates thereunder related to Excluded Assets and (ii) all Retained Liabilities (such listed Contracts, the “Program Contracts”);
(d)    all Program Books and Records;
(e)    all Program Patent Files;
(f)    all causes of action (regardless of whether or not such claims and causes of action have been asserted by Sellers or any of their Affiliates), lawsuits, judgments, claims and demands of any nature available to or being pursued by Sellers or any of their Affiliates to the extent related to any Compound or Product or the Program, or any of the items identified in subparagraphs (a) through (e) or subparagraph (h) of this Section 2.1, or the ownership, use, function or value of any Compound or Product or of the Program, in each case, whether arising by way of counterclaim or otherwise, whether choate or inchoate, known or unknown, contingent or noncontingent;
(g)    all credits, prepaid expenses, deferred charges, advance payments (other than advance payments to cover filing fees or other support to be rendered pursuant to Section 6.8 that are, in each case, to be reimbursed to a Seller by Purchaser), security or other deposits, prepaid items, duties, and right to offset, to the extent related to any Compound or Product or to the Program, or to any of the items identified in subparagraphs (a) through (e) or subparagraph (h) of this Section 2.1; and
(h)    all guaranties, warranties, indemnities and similar rights in favor of Sellers or any of their Affiliates to the extent related to any Compound or Product, or to the Program, or to any of the items identified in subparagraphs (a) through (g) of this Section 2.1.
To the extent the Acquired Assets are in a physical form, delivery thereof shall be made in Malvern, Pennsylvania, USA, at such place as designated in writing by Purchaser. Title to all Acquired Assets transferred by Selenity, including without limitation the Program Technology and other Acquired Assets described in Section 2.1(a), shall pass at Hamilton, Bermuda, which is the present situs of such assets.

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2.2    Excluded Assets. All assets of Sellers not specifically described in Section 2.1 (collectively, the “Excluded Assets”) shall not be part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets, and shall remain the property of Sellers after the Closing.
2.3    Assumed Liabilities. Except for the Assumed Liabilities, Purchaser shall not, by virtue of its purchase of the Acquired Assets, assume or become responsible for any Liabilities of Sellers, any of its Affiliates or any other Person in connection with this Agreement other than pursuant to Section 7.3. Upon and subject to the terms, conditions, representations and warranties of Sellers contained herein, and subject to Section 2.4, effective upon the Closing, Purchaser hereby assumes and agrees to pay, perform, and discharge in a timely manner when due any Liabilities of Sellers relating to the prosecution, ownership, operation, maintenance, sale, lease or use of Acquired Assets by Purchaser but only to the extent that they arise after the Closing (collectively, the “Assumed Liabilities”).
2.4    Retained Liabilities. Except for the Assumed Liabilities and the obligations of Purchaser pursuant to Section 7.3 hereof, Purchaser shall not assume, and shall have no Liability for, any Liabilities of a Seller or any of its Affiliates of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that Purchaser is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities (collectively, the “Retained Liabilities”).
2.5    Purchase Price; Consideration; Closing Payment.
(a)    The aggregate consideration for the Acquired Assets shall be: (i) the sum of one hundred thousand U.S. dollars ($100,000) (the “Closing Payment”); (ii) the assumption of the Assumed Liabilities; and (iii) all Milestone Payments and Royalties that become due pursuant to Section 2.6 and Section 2.7, respectively.
(b)    The Closing Payment shall be paid by Purchaser at the Closing, and such payment shall be made via wire transfer of immediately available funds from Purchaser to an account specified by VPH.
(c)    Not later than [***] after the Closing, the Sellers shall prepare and deliver to Purchaser a schedule allocating the purchase price for the Acquired Assets (including the Closing Payment, the maximum amount of any Milestone Payments and Royalty Payments, and any Assumed Liabilities and other capitalizable costs to the extent properly taken into account under the Code) among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.  Purchaser shall be permitted to review and comment on the allocation, and the Sellers and Purchaser shall use good faith efforts to resolve any dispute regarding the preparation of the allocation.  The allocation as finally agreed to by the Sellers and Purchaser (the “Allocation”) shall be binding on the Parties and the Sellers and Purchaser shall file all Tax Returns (including Internal Revenue Service Form 8594) consistent with the Allocation.  Neither the Sellers nor Purchaser shall take any Tax position inconsistent with such Allocation, except to the extent otherwise required by law.

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2.6    Milestone Payments.
(a)    Milestones. Subject to the remainder of this Section 2.6 and Purchaser’s right of set-off as set forth in Section 7.6(c), upon the first achievement of each of the events set forth in the table below by a Product (each, a “Milestone Event”), whether achieved by Purchaser, or any of its Affiliates or Licensees, Purchaser shall pay to VPH the amount in cash set forth opposite such Milestone Event in the table below (each such payment, a “Milestone Payment”). Each of the Milestone Payments set forth below shall be payable only one time, for the first achievement of the corresponding Milestone Event, regardless of how many times such Milestone Event is achieved.

Milestone Event	Milestone Payment
A. IP Validation Milestone Event
[***]	[***]
B. Development and Approval Milestone Events
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
C. Net Sales Milestone Events
First calendar year in which aggregate annual Net Sales of Products exceeds [***]	[***]
First calendar year in which aggregate annual Net Sales of Products exceeds [***]	[***]
First calendar year in which aggregate annual Net Sales of Products exceeds [***]	[***]
First calendar year in which aggregate annual Net Sales of Products exceeds [***]	[***]

(b)    Notice and Payment. Within [***] after the first achievement of each Milestone Event in part A (IP Validation Milestone Event) or part B (Development and Approval Milestone Events) of the table in Section 2.6(a), and within [***] each Milestone Event in part C (Net Sales Milestone Events) of the table above is first achieved, Purchaser shall: (i) provide written notice to VPH of the occurrence of such Milestone Event; and (ii) pay the corresponding Milestone Payment by wire transfer of immediately available funds to an account specified by VPH.
(c)    Purchaser Obligations. Purchaser shall use commercially reasonable efforts (as defined below) to achieve the Milestone Events in part A (IP Validation Milestone Event) and part B (Development and Approval Milestone Events) of the table in Section 2.6(a). For purposes of this Section 2.6(c), “commercially reasonable efforts” shall mean, with respect to Purchaser’s efforts, the level of efforts consistent with the efforts and resources a similarly situated biotechnology company, in the exercise of its reasonable business judgment, would typically devote to product candidates of similar market potential and at a similar stage in development or product

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lifecycle, based on conditions then prevailing and taking into account safety and efficacy, product profile, cost of goods, the competitiveness of the marketplace, Purchaser’s patent position with respect to such product (including Purchaser’s ability to obtain or enforce, or have obtained or enforced, such patent rights), the Third Party patent landscape relevant to the product, the regulatory structure involved, the likelihood of approval by a Regulatory Authority of competent jurisdiction, the anticipated or actual profitability of the applicable product, and other technical, legal, scientific and medical considerations. Sellers acknowledge that Purchaser may need to raise additional capital in order to pursue the Program. Nothing in this Agreement shall be construed to require Purchaser to pursue the Program in priority to any of Purchaser’s other programs and product candidates.
(d)    Sole Discretion. Subject to Section 2.6(c), Purchaser shall have sole decision-making authority over the development, registration and commercialization of Compounds and Products.
(e)    Reports. Until First Commercial Sale of a Product in any Major Market Country, Purchaser shall send to VPH a written report summarizing the status of development, regulatory and commercialization activities toward achieving the Milestone Events, [***] (each such report, an “Update Report”), with the first such Update Report due in [***]. Within [***] after receipt of an Update Report, if VPH requests a telephonic meeting with representatives of Purchaser to discuss such report, Purchaser shall make available for such telephonic meeting employees with responsibility for or appropriate knowledge of the activities set forth in the Update Report, provided that Purchaser shall not be obligated to participate in such a meeting more than [***]. The obligations of Purchaser under Section 2.6(b) and Section 2.6(c) shall terminate and be of no further effect upon the earliest of: [***].
2.7    Royalty Payments.
(a)    Royalties; Royalty Rates. In addition to the Milestone Payments, and subject to Sections 2.7(c), 2.7(d), 2.7(e) and 2.7(f), Purchaser shall pay royalties to VPH on worldwide aggregate annual Net Sales of each Product by Purchaser and its Affiliates and Licensees (“Royalties”) in each calendar year at the applicable rate(s) set forth in the table below.

[***]	[***]
[***]	[***]
[***]	[***]

(b)    Royalty Term. Royalties shall be payable on a Product-by-Product and country-by-country basis, from First Commercial Sale of a Product in a country until the later of: (i) 10 years from the First Commercial Sale of such Product in such country and (ii) the expiration of the last-to-expire Valid Claim of the Program Patents that Covers the manufacture, use, sale, offer for sale, or import of such Product in such country (the “Royalty Term”).
(c)    Credit for Third Party Royalties. Subject to Section 2.7(f), if Purchaser or any of its Affiliates or Licensees obtains one or more licenses under Patent Rights of Third Parties that it determines in good faith are reasonably necessary for the manufacture, use, sale, offer for sale or import of a Product in a given country (hereinafter “Third Party Licenses”), [***]% of [***] actually paid by Purchaser or its Affiliate or Licensee to such Third Party under such Third

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Party License with respect to [***]; provided, however, that in no event will the Royalties payable by Purchaser to Seller hereunder with respect to Net Sales of such Product in such country for such calendar quarter be reduced by more than [***].
(d)    No Valid Claim. Subject to Section 2.7(f), during any portion of the Royalty Term for a particular Product in a particular country when no Valid Claim of the Program Patents Covers the manufacture, use, sale, offer for sale or import of such Product in a such country, the Royalties payable with respect to Net Sales of such Product in such country shall be reduced to [***].
(e)    Generic Competition. Subject to Section 2.7(f), on a Product-by-Product and country-by-country basis, if, during the Royalty Term for a Product in a country, unit sales of one or more Generic Versions of such Product in such country account for more than [***]% of combined unit sales of (i) such Product and (ii) such Generic Version(s) in such country, as determined by reference to applicable sales data obtained from IQVIA or from such other independent source for such sales data as may be agreed upon by Purchaser and VPH (provided that such other source, if any, shall be generally recognized as a reliable source for pharmaceutical sales data among major pharmaceutical companies), in [***], then for the remainder of the Royalty Term for such Product in such country, Purchaser’s royalty payment obligations with respect to Net Sales of such Product in such country shall be reduced by [***]%.
(f)    Royalty Floor. In no event shall the effective royalty rate applicable to Net Sales of Products under this Section 2.7 be reduced to less than [***] as a result of any and all applicable credits and reductions pursuant to Sections 2.7(c), 2.7(d), and 2.7(e), in the aggregate.
(g)    Royalty Reporting. Within [***], Purchaser shall deliver to VPH a written report of Net Sales of Products by Purchaser and its Affiliates and Licensees in such [***] in sufficient detail to permit confirmation of the accuracy of the Royalties paid, including gross sales and Net Sales of Products, the deductions from gross sales (itemized by major category as set forth in the definition of Net Sales), details of the calculation of any reduction made pursuant to Sections 2.7(c), 2.7(d), and/or 2.7(e), the Royalties payable, and the exchange rates used. Royalties due to VPH for any [***] shall be paid no later than [***].
2.8    Payments; Audits.
(a)    Currency; Exchange. All payments hereunder shall be payable in U.S. dollars. Whenever conversion of amounts paid or reported to Purchaser or any of its Affiliates or Licensees in any foreign currency to U.S. dollars is required, such conversion shall be made at the rate of exchange used throughout the accounting system of Purchaser and its Affiliates for the applicable period. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by VPH, unless otherwise specified in writing by VPH.
(b)    Survival of Obligations. In the case that Purchaser consolidates with or merges into any other Person or assigns, conveys, or transfers (excluding any grant of Product Rights) substantially all the Acquired Assets to any Person, (i) if Purchaser is the surviving entity in such transaction, Purchaser shall remain responsible for payment and other obligations of Purchaser under this Agreement or (ii) if a Person other than Purchaser is the surviving entity in

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such consolidation or merger or the party to whom Acquired Assets are assigned, conveyed or transferred, such Person shall assume responsibility for all payment and other obligations of Purchaser under this Agreement arising from and after the date that such transaction is consummated.
(c)    Audit Rights. Until [***], Purchaser shall keep complete and accurate records pertaining to the sale or other disposition of Products by Purchaser, its Affiliates and Licensees in sufficient detail to permit VPH to confirm the accuracy of the Royalties and Net Sales Milestone Payments due hereunder. VPH shall have the right to cause an independent, certified public accountant reasonably acceptable to Purchaser to audit such records to confirm Net Sales and Royalties for a period covering not more than the preceding [***]. Purchaser may require such accountant to execute a reasonable confidentiality agreement with Purchaser prior to commencing the audit. Such audits may be conducted during normal business hours upon reasonable prior written notice to Purchaser, but no more than frequently than once per year. No accounting period of Purchaser shall be subject to audit more than one time. Prompt adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the parties to reflect the results of such audit. VPH shall bear the full cost of such audit unless such audit discloses an underpayment by Purchaser of [***] of the amount of Royalties due under this Agreement, in which case Purchaser shall bear the full cost of such audit.
2.9    Allocation. Within [***] after the Closing Date, Purchaser shall deliver to VPH a statement setting forth Purchaser’s good faith determination of the manner in which the consideration payable pursuant to Section 2.5 is to be allocated among the Acquired Assets. The allocation prescribed by such statement shall be conclusive and binding upon Sellers for all applicable Tax purposes. Sellers shall file all Tax Returns in a manner consistent with such allocation and shall not take any Tax position that is inconsistent with such allocation, including in any audit or examination by any Governmental Body.
2.10    Closing. The consummation of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities in accordance with this Agreement (the “Closing”) shall take place at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121, USA, concurrently with the execution and delivery of this Agreement by all of the parties hereto, or at such other time and place as may be mutually agreed by the parties, and shall be contingent upon the satisfaction or waiver of all of the conditions to Closing set forth in Article 4. The date of the Closing shall be referred to as the “Closing Date.” The parties hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Article 4 hereof and as may reasonably be required to effect the transfer by Sellers of the Acquired Assets pursuant to and as contemplated by this Agreement and to consummate the Acquisition. All events which shall occur at the Closing shall be deemed to occur simultaneously.
2.11    Withholding. Purchaser shall be entitled to deduct and withhold from any payments to VPH (or its permitted designees) made pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to such payments under the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto, or any other applicable Legal Requirement. To the extent that amounts so withheld by Purchaser are paid to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to VPH. [***].

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2.12    Set-off. Purchaser shall have the set-off rights set forth in Section 7.6(c) in respect of the Milestone Payments and Royalties that become due pursuant to Section 2.6 and Section 2.7, respectively.

3.	REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the disclosure schedules delivered by Seller on the Closing Date (the “Sellers’ Disclosure Schedule”), Sellers jointly and severally represent and warrant to Purchaser as of the Closing Date (except to the extent such representations and warranties speak expressly as of a different date, and then, as of such date) that:
3.1    Due Organization. Part 3.1 of the Sellers’ Disclosure Schedule lists a complete description of each Seller’s name, its form of organization, its jurisdiction of organization and each other jurisdiction in which it is authorized to do business. Selenity is an entity duly organized, validly existing, and in good standing under the laws of Bermuda. VPH is an entity duly organized, validly existing, and in good standing under the laws of Delaware. Each Seller has all requisite corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.
3.2    Organizational Documents. Sellers have delivered to Purchaser accurate and complete copies of the Organizational Documents of Sellers. There has not been any violation of any of the provisions of a Seller’s Organizational Documents or of any resolution adopted by a Seller’s board of directors or managers or any committee of its board of directors or managers; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.
3.3    Authority; Binding Nature of Agreements. Each Seller has the absolute and unrestricted right, power, and authority to enter into and to perform its obligations under each of the Transaction Documents; and the execution, delivery, and performance by each Seller of the Transaction Documents has been duly authorized by all necessary corporate action on the part of such Seller. Each Transaction Document constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Each Seller has approved the sale of the Acquired Assets, and no further approvals are required. Each Seller has agreed not to revoke any such approval.
3.4    Non‑Contravention; Consents. Except as set forth in Part 3.4 of the Sellers’ Disclosure Schedule, neither the execution and delivery of any of the Transaction Documents, nor the consummation or performance of any of the Transactions by Sellers, will directly or indirectly (with or without notice or lapse of time):
(a)    contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which a Seller or any Affiliate of a Seller, or any of the Acquired Assets, is subject;

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(b)    cause any of the Acquired Assets to be reassessed or revalued by any taxing authority or other Governmental Body;
(c)    contravene, conflict with, or result in a violation of (i) any of the provisions of the Organizational Documents of a Seller or (ii) any resolution adopted by the board of directors or managers, or any committee of the board of directors or managers, of a Seller;
(d)    contravene, conflict with, or result in a violation or breach of, or result in a default under: (i) any provision of any Program Contract; or (ii) any other Contract of a Seller, in the case of this clause (ii), solely to the extent such contravention, violation, or breach could reasonably be expected to prevent, enjoin, alter, or delay the transactions contemplated by any of the Transaction Documents;
(e)    give any Person the right to (i) declare a default or exercise any remedy under any Program Contract, (ii) accelerate the maturity or performance of any Program Contract or (iii) cancel, terminate, or modify any Program Contract; or
(f)    result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets.
Except as listed in Part 3.4 of the Sellers’ Disclosure Schedule, no Consent to or from any Person is or will be required in connection with the execution and delivery of any of the Transaction Documents by Sellers or the consummation or performance of any of the Transactions by Sellers.
3.5    Absence of Changes. Since June 1, 2019:
(a)    there has not been any adverse change in, and no event has occurred that would reasonably be expected to have an adverse effect on the Program or Assumed Liabilities;
(b)    there has not been any loss, damage, or destruction to, or any interruption in the use of, any of the assets used in the Program (whether or not covered by insurance);
(c)    Sellers have not sold or otherwise transferred, or leased or licensed, any portion of the assets used in the Program to any other Person;
(d)    no Program Contract has been amended or terminated;
(e)    Sellers have not materially changed any methods of accounting or accounting practices in any respect; and
(f)    except for the Transactions contemplated hereby, Sellers have not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in subsections (c) or (d) above.
3.6    Title to Assets; Existence of Assets.
(a)    None of the Acquired Assets is subject to any Encumbrances (including Tax-related Encumbrances). Sellers have good and marketable title to all Acquired Assets, free and clear of any Encumbrances. No Affiliate of a Seller has title or other rights to any of the Acquired

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Assets. The Acquired Assets constitute all of the assets, properties, rights, and goodwill necessary to carry on the Program as conducted by Sellers and as proposed to be conducted.
(b)    (i) There are no Program Regulatory Materials or Governmental Authorizations held by or for Sellers (or either of them) or any of their respective Affiliates or licensees, in relation to the Program or any Compound or Product, and (ii) there have been no Regulatory Filings, including any regulatory applications, submissions and approvals (including all INDs and NDAs, and foreign counterparts thereof, and all Regulatory Approvals), or correspondence with the FDA or any other Regulatory Authority, in relation to the Program or any Compound or Product, whether generated, filed or held by or for a Seller or any of its Affiliates or licensees.
(c)    There are no Trademarks owned by Sellers (or either of them) or any of their respective Affiliates that have been used or are held for use in connection with the Program or the research, development, manufacture or commercialization of any Compound or Product.
3.7    Intellectual Property.
(a)    Part 3.7(a) of the Sellers’ Disclosure Schedule lists (i) each item of Registered IP (A) which is included in the Acquired Assets or (B) in which either Seller has or purports to have an interest of any nature (whether by ownership or license, exclusively, jointly, with another Person, or otherwise) and which is related to the Program, (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number, and (iii) any other Person that has or purports to have an ownership interest in such item of Registered IP and the nature of such ownership interest. Sellers have made available to Purchaser copies of all applications and all other correspondence and other documents related to each such item of Registered IP. Except as set forth in Part 3.7(a) of the Sellers’ Disclosure Schedule, there are no actions that are required to be taken within [***] of the Effective Date with respect to the Program Patents existing as of the Effective Date, including the payment of any registration, maintenance or renewal fees or the filing of any response to the United States Patent and Trademark Office actions or foreign equivalents.
(b)    Part 3.7(b) of the Sellers’ Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right or Intellectual Property included in the Program Technology or related to the Program is or has been licensed, sold, assigned or otherwise conveyed or provided to a Seller, and (ii) whether the licenses or rights granted to such Seller in each such Contract are exclusive or non‑exclusive (other than licenses for commercial off-the-shelf software).
(c)    Neither Seller is a party to or is bound by any Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable, and including ownership rights) or interest in, any Program Technology. Neither Seller is bound by, and no Program Technology is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Sellers to use, exploit, assert, or enforce any Program Technology anywhere in the world.
(d)    The Sellers exclusively own all right, title, and interest to and in the Program Technology free and clear of any Encumbrances. Without limiting the generality of the foregoing:
(i)    Each Person who is or was a member, employee, consultant or contractor of either Seller, or, to Sellers’ Knowledge, any other Third Party from whom either Seller acquired rights related to the Program, and who is or was involved in the creation or development

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of any Intellectual Property Rights related to the Program or any Compound or Product has signed a valid, enforceable agreement containing an assignment of such Intellectual Property Rights to such Seller (directly or indirectly through the other Seller or such other Third Party) and confidentiality provisions protecting Intellectual Property Rights. No current or former member, employee, consultant or contractor of a Seller, or, to Sellers’ Knowledge, any other Third Party from whom a Seller acquired rights related to the Program, has any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property Rights related to the Program or any Compound or Product.
(ii)    Each Seller, and to Sellers’ Knowledge, any Third Party from whom a Seller acquired rights related to the Program, has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all Program Technology.
(iii)    No Seller and, to Sellers’ Knowledge, no Third Party from whom either Seller acquired rights related to the Program, is in any case now or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Sellers (or such Third Party) to grant or offer to any other Person any license or right to any Program Technology.
(iv)    No Third Party has any ownership or other interest in any of the Program Technology or Program Materials and no Seller or any Seller Affiliate has previously entered into any Contract with respect to or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to any Intellectual Property Rights, or Compound (including any materials specifically related to the manufacture of any Compound), that would be within the Program Technology or Program Materials but for such Contract, assignment, transfer, license, conveyance or encumbrance.
(e)    To Sellers’ Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Program Technology. Part 3.7(e) of the Sellers’ Disclosure Schedule accurately identifies (and Sellers have provided to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to Sellers or any Representative of Sellers, or any Third Party from whom Sellers acquired rights related to the Program, regarding any actual, alleged, or suspected infringement or misappropriation of any Program Technology, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
(f)    No Seller and, to Sellers’ Knowledge, no Third Party from whom a Seller acquired rights related to the Program, has infringed, misappropriated, or otherwise violated or made unlawful use of the Intellectual Property Rights of any other Person in the performance of the Program, and if Sellers were to commercialize any Product, the manufacturing, production, sale, distribution, or other exploitation of such Product in any indication or territory in the world would not infringe, misappropriate, or otherwise violate or make unlawful use of the Intellectual Property Rights of any other Person. No Seller has ever received and, to Sellers’ Knowledge, no Third Party from whom a Seller acquired rights related to the Program has ever received, any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by a Seller or any of its Representatives (or any such Third Party) of

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any Intellectual Property Right of another Person in connection with performance of the Program or the research, development, manufacture or commercialization of any Compound or Product.
(g)    The Sellers are not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim in connection with performance of the Program or the research, development, manufacture or commercialization of any Compound or Product.
(h)    To Sellers’ Knowledge, there are no issues or information related to the Program Technology or Program, which in Sellers’ reasonable opinion, are reasonably likely to have a material impact on the research, development, manufacture or commercialization of any Product that have not been fully disclosed to Purchaser.
(i)    With respect to the Program Technology, no Proceeding is pending or, to the Knowledge of Sellers, is threatened that challenges the validity, enforceability, inventorship, patentability, claim construction, use or ownership of or Sellers’ right to grant a license or other right to the item and, to the Knowledge of Sellers, no valid basis exists for such a challenge.
(j)    Except as set forth in Section 3.7(j) of the Sellers’ Disclosure Schedule, no Program Technology rights have been abandoned, and the Listed Patents have been and continue to be timely prosecuted in accordance with applicable Legal Requirements (including duties of disclosure, candor and good faith), all necessary maintenance fees, annuities and renewals have been timely paid to continue all such rights in effect, and none of the Listed Patents have expired, lapsed, been declared invalid (in whole or in part), or been declared unenforceable by any Governmental Body.
(k)    No funding, facilities, or personnel of any Governmental Body or any university, college, research institute, or other educational institution has been or is being used, directly or indirectly, to create, in whole or in part, Intellectual Property Rights related to the Program or any Compound or Product, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights or any other similar right, title or interest (including any “march in” rights) in or to such Intellectual Property Rights (including any claim or option to any of the foregoing).
3.8    Contracts.
(a)    Part 3.8 of the Sellers’ Disclosure Schedule lists each Seller Contract. Sellers have delivered or made available to Purchaser accurate and complete copies of all Seller Contracts, including all amendments and material correspondence thereto.
(b)    Each Program Contract is valid and, except as set forth on Part 3.8 of Sellers’ Disclosure Schedule, is in full force and effect and is enforceable in accordance with its terms. No Person has violated or breached, or declared or committed any default under, any Program Contract; and no event has occurred and, to the Sellers’ Knowledge, no circumstance or condition exists, that might (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Program Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Program Contract, (iii) give any Person the right to accelerate the maturity or performance of any Program Contract, or (iv) give any Person the right to cancel, terminate, or modify any Program Contract. Sellers have not received any notice or other communication (in

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writing or otherwise) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Program Contract, and Seller has not waived any right under any Program Contract. No Consents are necessary for the effective assignment to and assumption by the Purchaser of any of the Program Contracts or the transactions contemplated hereby.
(c)    There is no basis upon which any party to any Program Contract may object to (i) the assignment to Purchaser of any right under such Program Contract or (ii) the delegation to or performance by Purchaser of any obligation under such Program Contract.
(d)    The Program Contracts collectively constitute all of the Contracts necessary to enable Purchaser to conduct the Program in the manner in which it is currently being conducted and upon consummation of the transactions contemplated in this Agreement, Purchaser will be permitted to exercise all of the rights a Seller had under the Program Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which a Seller would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.
(e)    Sellers have timely made all payments owed or owing to any Third Party under each Program Contract as of the Effective Date, and there are no amounts required to be paid to any Third Party pursuant to any Program Contract for any activity or Service performed under any such Program Contract prior to the Effective Date, as applicable.
3.9    Bankruptcy; Solvency. Neither Seller is entering into this Agreement with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. Neither Seller will be insolvent after the consummation of the transactions contemplated by this Agreement. As used in this section, “insolvent” means the debts and other probable Liabilities of a Seller exceed the sum of the present fair saleable value of such Seller. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (a) each Seller will be able to pay its Liabilities as they become due in the usual course of business; and (b) each Seller will have assets (calculated at fair market value) that exceed its Liabilities.
3.10    Compliance with Legal Requirements. Sellers and, to Sellers’ Knowledge, any Third Party from whom Sellers acquired rights related to the Program, is in full compliance, and has been in full compliance at all times, with each Legal Requirement that is applicable to the conduct of the Program or the ownership or use of any of the Acquired Assets. No event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Sellers of, or a failure on the part of Sellers to comply with, any such Legal Requirement. Sellers have not received, and to Sellers’ Knowledge, no Third Party from whom Sellers acquired rights related to the Program has received, at any time, any notice or other communication (written or otherwise) from any Governmental Body or any other Person regarding (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any such Legal Requirement or (b) any actual, alleged, possible or potential obligation on the part of Sellers to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.
3.11    Tax Matters. Each Seller (a) has timely paid all material Taxes required to be paid that relate to the Acquired Assets or the Assumed Liabilities to the appropriate Governmental Body (whether or not shown on any Tax Return) and no such Taxes are delinquent and (b) has timely filed all material Tax Returns required to be filed that relate in whole or in part to the Acquired

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Assets or the Assumed Liabilities. There are no liens for Taxes on any of the Acquired Assets except for Taxes not yet due and payable. There is no material audit, examination, contest, litigation, or other proceeding relating to Taxes pending or threatened in writing with respect to any of the Acquired Assets or Assumed Liabilities.
3.12    Affiliate Transactions. No Affiliate of a Seller (a) has had any direct or indirect interest of any nature in any of the Acquired Assets, (b) has entered into, or has any direct or indirect financial interest in any Program Contract or other any transaction or business dealing of any nature involving the Program, (c) is competing, or has at any time competed, directly or indirectly, with the Program, or (d) has any claim or right against the Program. No event has occurred, and no condition or circumstance exists, that with or without notice or lapse of time directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Affiliate of a Seller against the Program.
3.13    Proceedings; Orders. There is no pending Proceeding, and no Person has threatened to commence any Proceeding (a) that involves a Seller or any Third Party from whom a Seller acquired rights related to the Program, that in any case could reasonably be expected to affect the Program, any of the Acquired Assets, or the obligations of a Seller under this Agreement or any of the Transaction Documents, or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. No event has occurred, and no claim or dispute or other condition or circumstance exists, that could directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order to which the Program or any of the Acquired Assets is subject, and neither of the Sellers and none of their respective Affiliates are subject to any Order that relates to the Program or the Acquired Assets.
3.14    Certain Business Practices. Each Seller, and to Sellers’ Knowledge, each Seller’s employees or other representatives (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) has not violated and is not violating any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) has not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.
3.15    Bulk Transfer Laws. Sellers have satisfied all obligations pursuant to any bulk transfer law or similar legal requirement in connection with any of the Transactions.
3.16    Brokers. No broker, finder or other third party has any right to a commission or other fee as the result of action by or on behalf of Sellers in connection with this Agreement or any of the Transactions.

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4.	Closing Deliverables.
4.1    Closing Deliverables of Purchaser. At the Closing, in addition to the Closing Payment, Purchaser shall deliver to Sellers the following:
(a)    A duly executed copy of this Agreement; and
(b)    Duly executed copies of each other Transaction Document to be executed and delivered by the Purchaser.
4.2    Closing Deliverables of Sellers. At the Closing, each of the Sellers shall deliver to Purchaser, at Sellers’ expense, the following:
(a)    Evidences of transfer or assignment of all of the Acquired Assets from Sellers to Purchaser free and clear of all Encumbrances (except Assumed Liabilities) reasonably satisfactory to Purchaser and its counsel;
(b)    A certificate, dated the Closing Date, executed on behalf of each Seller by the Chief Executive Officer of such Seller and certifying that the representations and warranties of such Seller in this Agreement are true and correct in all material respects (without giving double effect to any materiality qualifications) as of the Closing;
(c)    A duly executed copy of this Agreement;
(d)    An Assignment and Assumption Agreement in the form attached hereto as Exhibit A executed by each Seller;
(e)    The Patent Assignment in the form attached hereto as Exhibit B executed by Selenity; and
(f)    such other documents as Purchaser may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty made by Sellers, (ii) evidencing the compliance by each Seller or the performance by such Seller of, any covenant or obligation set forth in this Agreement or (iii) otherwise facilitating the consummation or performance of any of the Transactions.

5.	REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Sellers as of the Closing Date that:
5.1    Due Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.
5.2    Authority; Binding Nature of Agreements. Purchaser has the corporate power and authority to enter into and perform its obligations under each of the Transaction Documents, and the execution and delivery and performance by Purchaser of each Transaction Document has been duly authorized by all necessary corporate action on the part of Purchaser (including any required shareholder approvals). Each Transaction Document constitutes the legal, valid, and

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binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereinafter in effect relating to creditors’ rights generally or to general principles of equity.
5.3    Governmental and Other Authorizations. The execution, delivery, and performance by Purchaser of the Transaction Documents, and the consummation by it of the transactions contemplated hereby and thereby, require no approval of any Governmental Body on the part of Purchaser or any material Consent of any other Person on the part of Purchaser, except where the failure to obtain such Consents or to make such filings or give such notice would not have a material adverse effect on Purchaser’s ability to consummate the Transactions.
5.4    Brokers. No broker, finder or other third party has any right to a commission or other fee as the result of action by or on behalf of Purchaser in connection with this Agreement or any of the Transactions.
5.5    Litigation. There is no pending Proceeding to which Purchaser is a party, and Purchaser has not received any written threat by any Person to commence any Proceeding against Purchaser, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions.

6.	ADDITIONAL COVENANTS
6.1    Further Assurances. Each Seller hereby agrees and without further consideration, to execute and deliver following the Closing such assignments and other instruments of transfer and take such other actions as Purchaser or its counsel may reasonably request in order to put Purchaser in possession of, and to vest in Purchaser, good, valid and unencumbered title to the Acquired Assets in accordance with this Agreement. In addition to the foregoing, each Seller shall execute and deliver, and shall cause its Affiliates to execute and deliver as applicable, to Purchaser such documentation as shall be reasonably requested and approved by Purchaser, including assignments in form and substance acceptable to Purchaser, in order to transfer to Purchaser, and put Purchaser in possession of and to vest in Purchaser, good, valid and unencumbered title to the Program Patents in any jurisdiction.
6.2    Sellers’ Non-Compete. Each Seller agrees that for the period [***], neither such Seller nor any of its Affiliates shall engage, either directly or indirectly, alone or with others, in the development or commercialization of any compound that is within the scope of the Listed Patents or any CYP11B2 Inhibitor. Sellers acknowledge that any violation of this Section 6.2 may result in an irreparable injury to Purchaser and that damages at law may not be reasonable or adequate compensation to Purchaser for violation of this Section 6.2 and that, in addition to any other available remedies, Purchaser shall be entitled to seek to have the provisions of this Section 6.2 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 6.2. In the event that the provision of this Section 6.2 shall ever be deemed to exceed the time, geographic scope or other limitations permitted

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by applicable Legal Requirement, then the provisions shall be deemed reformed to the maximum extent permitted by applicable Legal Requirement.
6.3    Patent Assignment. Purchaser shall promptly following the Closing file patent assignments substantially in the form attached hereto as Exhibit B with the U.S. Patent and Trademark Office and any other applicable Government Body to record the assignment of the Listed Patents (the “Patent Assignments”).
6.4    Public Announcements. The parties agree to issue the press release attached here to as Exhibit C (the “Press Release”) at a time on or after the Closing Date chosen by Purchaser. From and after the date of this Agreement, except for the Press Release, Sellers agree not to make any public announcement or other disclosure concerning this Agreement or the transactions contemplated herein without obtaining the prior written consent of Purchaser as to form, content and timing. Notwithstanding the foregoing, the Parties acknowledge that either or both Parties may be obligated to file under applicable laws or rules or regulations promulgated by Governmental Body or applicable securities exchanges a copy of this Agreement with the U.S. Securities and Exchange Commission or other Governmental Body. In the event that a Party determines based on advice of outside counsel that such a filing is required, such Party shall request confidential treatment of all confidential information herein, including the sensitive commercial, financial and technical terms hereof, to the extent such confidential treatment may be reasonably available to such Party. In the event of any such filing, the filing Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such filing Party intends to seek confidential treatment within a reasonable amount of time prior to filing and shall use good faith efforts to incorporate the other Party’s reasonable comments thereon to the extent consistent with applicable laws or rules or regulations promulgated by Governmental Body or applicable securities exchanges. Each Party shall be responsible for its own legal and other external costs in connection with any such filing.
6.5    Confidentiality. All obligations of Purchaser with respect to the Acquired Assets under that certain Confidentiality Agreement, effective as of May 15, 2019, by and between Purchaser and VPH (the “Confidentiality Agreement”) shall terminate simultaneously with the Closing. From and after the Closing, except as expressly provided herein, each Seller shall, and shall cause its Affiliates and its and their respective Representatives to, treat as strictly confidential and safeguard all nonpublic, confidential or proprietary information concerning the Program and the Acquired Assets (the “Purchaser Confidential Information”), provided that the foregoing obligation shall not apply to any information which was in, or comes into, the public domain through no breach of this Agreement by Sellers. In addition, each Seller shall not be prohibited from disclosing any portion of the Purchaser Confidential Information that such Seller is required to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law, provided that such Seller shall, except where impracticable, give reasonable advance notice to Purchaser of such disclosure and shall cooperate with Purchaser’s efforts to contest or limit such disclosure and/or to seek a protective order or other confidential treatment of the Purchaser Confidential Information required to be disclosed by appropriate legal means. In the event of a Seller’s breach of its obligations under this Section 6.5, Purchaser, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section 6.5 in any court of competent jurisdiction.

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6.1    Transfer of Files. With respect to devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items, whether in tangible or electronic format (including but not limited to any of the foregoing in the possession of members, consultants and employees of Sellers) constituting Acquired Assets, Sellers shall transfer and deliver to Purchaser, at no cost to Purchaser, all of the aforementioned items, on the Closing Date or thereafter on such date or dates as may be requested by Purchaser, to the locations, and in accordance with the instructions, specified by Purchaser. In the event that any of the abovementioned items reside in digital or electronic format on any equipment that is not included in the Acquired Assets, then the hard drive or other medium shall be imaged and provided to Purchaser in a reasonably accessible format.
6.2    Program Material. The Program Material shall be stored by Sellers for the period [***]. During the period that any Program Material is being stored by Sellers on behalf of Purchaser, Sellers shall supply and transfer to Purchaser (or its designee), upon Purchaser’s request at any time during that period, the Program Material. In the event Purchaser does not request such supply and transfer prior to the expiration of such period, Sellers shall promptly destroy the remaining Program Material. Without limiting the foregoing, as soon as practicable following the Closing Date, Sellers shall deliver written authorization to the applicable Seller CDMO(s) to deliver the Program Material (or, if requested by Purchaser, to take instruction from Purchaser as to the continued storage thereof) and to deliver all associated documentation generated by such Seller CDMO(s) and deliverable by such Seller CDMO(s) to a Seller with respect to the Program Material (including, without limitation, and if applicable, a copy of the executed batch manufacturing record and a certificate of analysis for each batch of Compound active pharmaceutical ingredient in the Program Material) to Purchaser in accordance with Purchaser’s delivery instructions. Upon Purchaser’s request from time to time during the [***], Sellers shall provide Purchaser with an introduction to any Seller CDMO specified by Purchaser and shall deliver to such Seller CDMO, (A) written authorization (1) to contract with Purchaser for development and manufacturing services with respect to Compounds and Products or for the manufacture and supply of Compounds and Products, (2) to manufacture Compounds and Products on behalf of Purchaser, and (3) to disclose and transfer to Purchaser or its designee any Program Know-How in the possession of such Seller CDMO(s) as is necessary or useful for Purchaser to develop, manufacture or have manufactured, and obtain and maintain Regulatory Approvals for, Compounds and Products, and (B) to the extent reasonably requested by Purchaser, written notice of any assignment to Purchaser of any Program Contract with such Seller CDMO.
6.3    Patent Matters. Sellers shall be responsible for and shall cover all costs of transferring the Program Patents to Purchaser. Within [***], Sellers shall inform in writing any outside patent counsel and all local patent representatives used by a Seller or any of its Affiliates to prosecute and maintain any Program Patent, that (i) the Program Patents have been assigned to Purchaser and (ii) a copy of all future correspondence regarding the Program Patents should be sent to Purchaser, and Sellers shall forward copies of any correspondence it or any of its Affiliates receives from any such outside patent counsel or local patent representative or any Governmental Authorities regarding the Program Patents to Purchaser. Promptly after the Closing Date, Sellers shall provide Purchaser or shall instruct outside patent counsel to provide Purchaser with complete copies of the Program Patent Files. Except as otherwise provided in this Agreement, Purchaser or

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its agents or designees will be responsible for the prosecution and maintenance of the Program Patents after the Closing Date. Upon Purchaser’s written request, for a period of up to [***], Sellers will be responsible for prosecuting and/or maintaining the Program Patents on Purchaser’s behalf at Purchaser’s cost. Further, in the event that the assignment recording process has not been completed for any Program Patent within such period, Sellers shall, upon Purchaser’s reasonable written request and at Purchaser’s cost, continue to be responsible for prosecuting and/or maintaining the Program Patent on Purchaser’s behalf until the assignment record process for such Program Patent has been completed and for a [***]. For a period of [***], at Purchaser’s reasonable request, Sellers will, subject to reimbursement of costs, cooperate with and reasonably assist and provide support to Purchaser in relation to the prosecution and maintenance of the Program Patents.
6.4    Transition Support. As reasonably requested by Purchaser, during the [***] following the Closing Date, Sellers shall make [***] available to Purchaser [***] to provide reasonable technical consultation and assistance with respect to the use of the Program Technology or the development or manufacture of any Compound or Product.
6.5    Post-Closing Transfers. Following the Closing, the parties shall cooperate with each other to identify any assets that were not transferred as part of the Acquired Assets at the Closing but that, pursuant to the provisions of this Agreement, were required to be transferred (the “Non-Transferred Assets”). To the extent any Non-Transferred Assets are identified and Sellers are legally and contractually permitted to transfer such assets, Sellers shall, at no cost to Purchaser, promptly take all actions to transfer such Non-Transferred Assets to Purchaser. In the event a Seller is required to obtain the consent or approval of any Person prior to the transfer of any Non-Transferred Asset, then such Seller shall, at its own expense, use its commercially reasonable efforts to promptly obtain such approval or consent, and upon obtaining such approval or consent, shall promptly transfer such Non-Transferred Asset to Purchaser. In the event a Seller is unable to obtain such approval or consent, then such Seller and Purchaser shall discuss in good faith an appropriate resolution for the transfer of the economic benefit of such Non-Transferred Asset to Purchaser.
6.6    Tax Matters.
(a)    Tax Cooperation and Exchange of Information. Sellers and Purchaser will cooperate in good faith in connection with the filing of any Tax Returns, audit, or Proceeding with respect to Taxes and in connection with any other Proceeding, in each case relating to the Acquired Assets, as and to the extent reasonably requested by Purchaser or Sellers. Such cooperation shall include furnishing or causing to be furnished to the Purchaser, upon request and as promptly as practicable, such information and assistance relating to the Acquired Assets (including access to books and records) as is necessary for the filing of all Tax Returns, the making of any election related to any Tax, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim or proceeding relating to any Tax Return.
(b)    Conveyance Taxes. Each of [***]. Purchaser and Sellers agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Conveyance Taxes and to enable the Parties to comply with any pre-closing filing requirements.

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(c)    Tax Deficiencies. Sellers shall not permit to exist any Tax deficiencies (including penalties and interest) assessed against or relating to Sellers with respect to taxable periods ending on or before, or including, the Closing Date of a character or nature that could reasonably be expected to result in liens or claims on any of the Acquired Assets or on Purchaser’s title or use of the Acquired Assets following the Closing Date or that would reasonably be expected to result in any claim against Purchaser.
(d)    Tax Apportionment. All personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Sellers and Purchaser as of the Closing Date based on the number of days of such taxable period ending on and including the Closing Date (“Pre-Closing Apportioned Period”) and the number of days of such taxable period beginning the day after the Closing Date through the end of such taxable period (the “Post-Closing Apportioned Period”). Sellers shall be liable for the proportionate amount of Apportioned Obligations that is attributable to the Pre-Closing Apportioned Period. Purchaser shall be liable for the proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period.
(e)    Tax Treatment of Payments. The Parties intend that all payments to VPH under this Agreement constitute, for Tax purposes, proceeds paid for the purchase and sale of the Acquired Assets. The Parties shall report such payments in a manner consistent with the preceding sentence on all Tax returns to which such treatment is relevant, except to the extent that a different treatment is required by the applicable Governmental Body after audit or examination.

7.	INDEMNIFICATION
7.1    Survival of Representations and Warranties.
(a)    The representations and warranties of each Party under this Agreement shall survive the Closing Date for a period of [***]; provided, however, that (i) the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.6, Section 3.7 and Section 3.16 (collectively, the “Seller Fundamental Representations”) shall survive the Closing Date for a period of [***], and (ii) the representations and warranties contained in Section 3.11 shall survive the Closing until the date that is [***].
(b)    The representations and warranties of Sellers and the rights and remedies that may be exercised by Purchaser Indemnitees with respect thereto shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of Purchaser Indemnitees or any of their Representatives. The representations and warranties of Purchaser and the rights and remedies that may be exercised by Seller Indemnitees with respect thereto shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of Seller Indemnitees or any of Representative thereof.

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7.2    Indemnification by Sellers.
(a)    Sellers shall jointly and severally hold harmless and indemnify each Purchaser Indemnitee from and against, and shall compensate and reimburse each of Purchaser Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any Purchaser Indemnitee or to which any Purchaser Indemnitee may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:
(i)    any Breach of any representation or warranty made by Sellers in this Agreement or in any other Transaction Document, it being understood that for the purposes of determining the amount of any Losses hereunder but not for determining whether such Breach has occurred, such representations and warranties shall be interpreted without giving effect to any qualifications regarding “materiality” or other terms of similar import or effect (as if such standard or qualification were deleted from such representation or warranty);
(ii)    any Breach of any covenant or obligation of Sellers contained in any of the Transaction Documents;
(iii)    any Liabilities (other than the Assumed Liabilities) of Sellers; and
(iv)    any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liabilities, or matter of the type referred to in any of the foregoing subsection (i), (ii), or (iii) above (including any Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this Section 7.2).
7.3    Indemnification by Purchaser.
(a)    Purchaser shall hold harmless and indemnify Seller Indemnitees from and against, and shall compensate and reimburse Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred by Seller Indemnitees or to which Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:
(i)    any Breach of any representation or warranty made by Purchaser in this Agreement or in any other Transaction Document, it being understood that for the purposes of determining the amount of any Losses hereunder but not for determining whether such Breach has occurred, such representations and warranties shall be interpreted without giving effect to any qualifications regarding “materiality” or other terms of similar import or effect (as if such standard or qualification were deleted from such representation or warranty;
(ii)    any Breach of any covenant or obligation of Purchaser contained in any of the Transaction Documents; and
(iii)    any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liabilities or matter of the type referred to in the foregoing subsections (i) or (ii) above

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(including any Proceeding commenced by any Seller Indemnitee for the purpose of enforcing its rights under this Section 7.3).
7.4    Defense of Third Party Claims.
(a)    In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Purchaser or a Seller, against any other Indemnitee or against any other Person) with respect to which a Seller, on one hand, and Purchaser, on the other hand, may become obligated to indemnify, hold harmless, compensate, or reimburse any Indemnitee pursuant to this Article 7, the Indemnitee shall have the right, at its election, to designate the Indemnitor to assume the defense of such claim or Proceeding at the sole expense of the Indemnitor. If the Indemnitee so elects to designate the Indemnitor to assume the defense of any such claim or Proceeding:
(i)    the Indemnitor shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to the Indemnitee;
(ii)    the Indemnitee shall make available to the Indemnitor any non-privileged documents and materials in the possession of the Indemnitee or any Affiliate of the Indemnitee that may be necessary to the defense of such claim or Proceeding;
(iii)    the Indemnitor shall keep the Indemnitee informed of all material developments and events relating to such claim or Proceeding;
(iv)    the Indemnitee shall have the right to participate in the defense of such claim or Proceeding;
(v)    the Indemnitor shall not settle, adjust, or compromise such claim or Proceeding without the prior written consent of the Indemnitee; provided, however, that the Indemnitee shall not unreasonably withhold such consent; and
(vi)    the Indemnitee may at any time (notwithstanding the prior designation of the Indemnitor to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.
(b)    If the Indemnitee does not elect to designate the Indemnitor to assume the defense of any such claim or Proceeding (or if, after initially designating the Indemnitor to assume such defense, the Indemnitee elects to assume such defense), the Indemnitee may proceed with the defense of such claim or Proceeding on its own. If the Indemnitee so proceeds with the defense of any such claim or Proceeding on its own:
(i)    all reasonable expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Indemnitee) shall be considered Damages hereunder and shall be borne and paid exclusively by the Indemnitor;

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(ii)    the Indemnitor shall make available to the Indemnitee any non-privileged documents and materials in the possession or control of either of the Indemnitor or any Affiliate of the Indemnitor that may be necessary to the defense of such claim or Proceeding;
(iii)    the Indemnitee shall keep the Indemnitor informed of all material developments and events relating to such claim or Proceeding; and
(iv)    the Indemnitee shall have the right to settle, adjust, or compromise such claim or Proceeding with the consent of the Indemnitor; provided, however, that the Indemnitor shall not unreasonably withhold such consent.
7.5    Exercise of Remedies by Indemnitees Other Than Parties to This Agreement. No Indemnitee (other than the Parties to this Agreement or any successor thereto or permitted assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the respective Party to this Agreement entitled to indemnification (or any successor thereto or permitted assignee thereof) has consented to the assertion of such indemnification claim or the exercise of such other remedy.
7.6    Indemnification Claims.
(a)    Delivery of Claim Notice. If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation, or reimbursement under Article 7 of this Agreement, such Indemnitee is required to deliver a claim notice (a “Claim Notice”) to the Indemnitor. Each Claim Notice shall state that such Indemnitee believes that there is or has been a breach of a representation, warranty, or covenant contained in this Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation, or reimbursement under Article 7 of this Agreement, and contain a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such a breach or that such Indemnitee is so entitled to indemnification, compensation, or reimbursement and shall, to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of Damages such Indemnitee claims to have so incurred or suffered (the “Claimed Amount”).
(b)    Response Notice; Uncontested Claims. Within [***] after receipt by the Indemnitor of a Claim Notice, the Indemnitor may deliver to the Indemnitee who delivered the Claim Notice a written response (the “Response Notice”) in which the Indemnitor: (i) agrees that the Indemnitee is entitled to the full Claimed Amount; (ii) agrees that the Indemnitee is entitled to part, but not all, of the Claimed Amount (the “Agreed Amount”); or (iii) indicates that the Indemnitor disputes the entire Claimed Amount. Any part of the Claimed Amount that is not agreed to pursuant to the Response Notice shall be the “Contested Amount”. If a Response Notice is not received by the Indemnitee within such [***] period, then the Indemnitor shall be conclusively deemed to have agreed that the Indemnitee is entitled to the full Claimed Amount. If the Indemnitor and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within [***] after the delivery of the Claim Notice (“Initial Resolution Period”), then the Parties shall follow the procedures set forth in Section 8.6(b) hereof.

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(c)    Set-Off. The Purchaser Indemnitees shall be entitled to, and shall seek payment of, indemnification obligations pursuant to this Article 7 by set-off against any Milestone Payment under Section 2.6 or any payment of Royalties under Section 2.7 of this Agreement that has become payable but has not yet been paid or that later becomes payable.
7.7    Limitations on Indemnification Obligations. The rights of the Purchaser Indemnitees to indemnification pursuant to the provisions of Section 7.2 and of the Seller Indemnitees to indemnification pursuant to the provisions of Section 7.3 are subject to the following limitations:
(a)    The amount of any and all Damages will be determined [net of any amounts actually recovered by the Indemnitees under insurance policies or similar arrangements with third parties with respect to such Damages (less expenses incurred by such Indemnitee in procuring such recovery, including the costs, if any, resulting from premium adjustments with respect to such insurance policies). If the amount to be netted hereunder from any payment required under Sections 7.2 or 7.3 is determined after payment of any amount otherwise required to be paid to an Indemnitee under this Article 7, the Indemnitee shall repay to the Indemnitors, promptly after such determination, any amount that the Indemnitors would not have had to pay pursuant to this Article 7 had such determination been made at the time of such payment].
(b)    The Purchaser Indemnitees shall not be entitled to recover for any particular Damages or series of related Damages pursuant to Section 7.2(a)(i) unless the amount of such Damages or series of related Damages equals or exceeds [***] dollars ($[***]), and then for all such Damages from and including the first dollar of any Damages; provided, however, that this Section 7.7(b) shall not apply in respect of any claim (i) for any breach of any of the Seller Fundamental Representations, or (ii) of fraud or willful Breach.
(c)    The maximum aggregate obligation of Sellers under Section 7.2(a)(i) and Section 7.2(a)(iv) (with respect to Section 7.2(a)(i)) (except in respect of any claim (i) for any breach of any of the Seller Fundamental Representations, or (ii) of fraud or willful Breach) for any Damages in the aggregate shall not exceed [***].
(d)    In no event, shall the total amount of Damages for which Sellers shall be liable under this Article 7 [***] (except in respect of any claim of fraud or willful Breach).
7.8    Exclusive Remedy. After the Closing Date, the provisions of this Article 7 shall provide the sole and exclusive remedy of any Party hereto with respect to the matters set forth in Section 7.2 and Section 7.3 of this Agreement by the other Parties, and shall preclude the assertion of any other right or remedy by such Party in connection therewith; provided, however, that this Section 7.8 shall not preclude or otherwise limit the assertion of (a) any right or remedy for fraud or willful Breach by any Person, or (b) any right or remedy for specific performance or other equitable relief, including specific performance of the covenants contained in Article 6 of this Agreement.

8.	MISCELLANEOUS PROVISIONS

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8.1    Further Assurances. Each Party hereto shall execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.
8.2    Fees and Expenses. Each Party to this Agreement shall bear and pay all fees, costs, and expenses, including all legal fees and expenses, that have been incurred or that are in the future incurred by, on behalf of or for the benefit of such Party in connection with: (a) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions, (b) the investigation and review conducted by such Party and its Representatives with respect to the Transactions, (c) the negotiation, preparation, and review of this Agreement, the other Transaction Documents and all assignments, certificates, and other instruments and documents delivered or to be delivered in connection with the Transactions, (d) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions, and (e) the consummation and performance of the Transactions.
8.3    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed delivered, given, and received when delivered (by hand, by registered mail, by courier or express delivery service, or by email) to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):
if to Selenity:
c/o Verdolino & Lowey
124 Washington St.
Foxborough, MA 02035
Attention: Robert Schotzinger
Email: rschotzinger@selenitytx.com
if to VPH:
c/o Verdolino & Lowey
124 Washington St.
Foxborough, MA 02035
Attention: Robert Schotzinger
Email: rschotzinger@selenitytx.com
with a copy (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Rosemary Reilly, Esq.

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Email: rosemary.reilly@wilmerhale.com
if to Purchaser:
PhaseBio Pharmaceuticals, Inc.
1 Great Valley Parkway, Suite 30
Malvern, PA 19355
Attention: Legal Department
Email: notices@phasebio.com
with a copies (which shall not constitute notice) to:
PhaseBio Pharmaceuticals, Inc.
11260 El Camino Real, Suite 100
San Diego, CA 92130
Attention: Kristopher Hanson
Email: kris.hanson@phasebio.com
and
Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121-1909
Attn: Jane K. Adams

8.4    Headings. The bold headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
8.5    Counterparts. This Agreement may be executed in counterparts and by electronic (i.e., pdf) or facsimile transmission, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
8.6    Governing Law; Dispute Resolution.
(a)    Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without reference to choice of law doctrines or statutes with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. The United Nations Convention of International Contracts on the Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.
(b)    Dispute Resolution.
(i)    General. Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall first be referred to the executive officers of the Parties designated below or their designees, who shall confer in good faith on the resolution of the issue. If the executive officers are not able to agree on the resolution of any such issue within 30 days (or such other period of time as mutually agreed by the executive officers) after such issue was first referred to them, then, if a Party wishes to pursue further resolution of

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such dispute, such Party may initiate litigation proceedings in accordance with Section 8.6(b)(ii). The designated executive officers are as follows:
For Sellers:        Robert Schotzinger
For Purchaser:        Jonathan Mow
(ii)    Litigation. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of this Agreement, or any matter arising out of or in connection with, arising under, related to, associated with, or arising in connection with, this Agreement or the Transaction shall be brought in the United States District Court for the Southern District of New York, or any other court of the State of New York, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.3 shall be deemed effective service of process on such party.
8.7    Waiver of Jury Trial. EACH OF PURCHASER AND SELLERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PURCHASER OR SELLERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.
8.8    Successors and Assigns; Parties in Interest.
(a)    This Agreement shall be binding upon each Seller and its successors and assigns (if any) and Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of Sellers, Purchaser, the other Indemnitees (subject to Section 7.5) and the respective successors and assigns (if any) of the foregoing.
(b)    Purchaser may freely assign any or all of its rights or delegate any or all of its obligations under this Agreement (including its indemnification rights under Article 7), in whole or in part, to any other Person without obtaining the consent or approval of any other Person, and, in connection with any such delegation of obligations, the Parties acknowledge and agree that Purchaser shall not retain any obligation to continue to satisfy or perform such obligations. A Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without Purchaser’s prior written consent.
(c)    Except for the provisions of Article 7, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties to this

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Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, no creditor of or other claim holder against Sellers shall have any rights under this Agreement or any of the other Transaction Documents.
8.9    Remedies Cumulative. Subject to Section 7.8, the rights and remedies of the Parties hereto shall be cumulative and not alternative.
8.10    Injunctive Relief; Specific Performance. The Parties hereto hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise Breached and that the Parties hereto would not have any adequate remedy at law. Accordingly, the Parties hereto shall be entitled to an injunction or injunctions to prevent Breaches or threatened Breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without prejudice to any other right or remedy under this Agreement or any right or remedy that may be available at law or in equity.
8.11    Waiver.
(a)    No failure on the part of any Person to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)    No Person shall be deemed to have waived any condition or claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such condition, claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
8.12    Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and each Seller.
8.13    Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law. In lieu of such invalid, unlawful, void or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such invalid, unlawful, void or unenforceable provision as may be possible and reasonably acceptable to the Parties.

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8.14    Entire Agreement. The Transaction Documents set forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof.
8.15    Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.
8.16    Sellers’ Disclosure Schedule. The Sellers’ Disclosure Schedule has been arranged, for purposes of convenience only, as separate Parts corresponding to the subsections of Article 3 of this Agreement. The representations and warranties contained in Article 3 of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Sellers’ Disclosure Schedule corresponding to the particular subsection of Article 3 in which such representation and warranty appears and Parts of the Sellers’ Disclosure Schedule referenced herein are a part of this Agreement as if fully set forth herein; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Sellers’ Disclosure Schedule by reference to another part of the Sellers’ Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Sellers’ Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is intended to qualify another part of the Sellers’ Disclosure Schedule. No reference to or disclosure of any item or other matter in the Sellers’ Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Sellers’ Disclosure Schedule. The information set forth in the Sellers’ Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Legal Requirement or breach of any agreement. The Sellers’ Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Sellers contained in this Agreement.
{Remainder of Page Intentionally Left Blank}

41.

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the Effective Date.
PURCHASER:

PHASEBIO PHARMACEUTICALS, INC.

By: /s/ Jonathan Mow
Name: Jonathan Mow
Title: Chief Executive Officer

SELENITY:

SELENITY THERAPEUTICS (BERMUDA), LTD.

By: /s/ Robert J. Schotzinger
Name: Robert J. Schotzinger
Title: President

VPH:

VIAMET PHARMACEUTICALS HOLDINGS, LLC

By: /s/ Robert J. Schotzinger
Name: Robert J. Schotzinger
Title: President

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
FINAL FORM
ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made on January 13, 2020, by and among PhaseBio Pharmaceuticals, Inc., a Delaware corporation having a place of business at 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania 19355 (“Assignee”), Selenity Therapeutics (Bermuda), Ltd., a Bermuda exempted company having a place of business at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (“Selenity”), and Viamet Pharmaceuticals Holdings, LLC, a limited liability company organized under the laws of Delaware having a place of business at c/o Verdolino & Lowey, 124 Washington St., Foxborough, MA 02035 (“VPH” and, together with Selenity, the “Assignors” and each, an “Assignor”).
RECITALS
WHEREAS, Assignee and Assignors, have entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated January 13, 2020, whereby Assignee agreed to purchase, acquire and accept the Acquired Assets (as defined in the Asset Purchase Agreement) and Assignee agreed to assume and accept the Assumed Liabilities (as defined in the Asset Purchase Agreement), all on the terms and subject to the conditions set forth therein;
WHEREAS, this Agreement is being executed to evidence the sale, assignment, conveyance, transfer and delivery of all of each Assignor’s right, title and interest in and to the Acquired Assets and the acceptance and assumption by Assignee of the Assumed Liabilities; and
WHEREAS, pursuant to the Asset Purchase Agreement, the execution and delivery of this Agreement is a condition precedent to the closing of the transactions contemplated by the Asset Purchase Agreement.
AGREEMENTS
NOW, THEREFORE, pursuant to the terms of the Asset Purchase Agreement and in consideration for the mutual promises it contains, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignee and each Assignor each further agree as follows:
1.Defined Terms. Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Asset Purchase Agreement.
2.    Assignment. Each Assignor does hereby sell, assign, convey, transfer and deliver unto Assignee, and Assignee hereby assumes, all of the rights, titles and interests of each Assignor in and to each and all of the Acquired Assets.
3.    Assumption of Liabilities. Assignee hereby assumes and agrees to discharge and perform when due, in accordance with the terms of the Asset Purchase Agreement, each of the Assumed Liabilities.
4.    Further Assurances. Each Assignor will take all further actions and execute and deliver all further documents after the Closing that are necessary to transfer and convey the Program Contracts to Assignee and the Assumed Liabilities on the terms herein contained. The Program Contracts are expressly set forth on Schedule 2.1(c) of the Asset Purchase Agreement.
5.    Excluded Assets and Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, Assignors are retaining all Excluded Assets and Retained Liabilities, all as set forth in the Asset Purchase Agreement.
6.    Asset Purchase Agreement Controls. This Agreement is executed and delivered pursuant to, is in accordance with, and is subject to, all of the representations, warranties, covenants, indemnities and miscellaneous provisions set forth in the Asset Purchase Agreement; all of which shall survive the consummation of the transactions contemplated hereby on the basis and to the extent set forth in the Asset Purchase Agreement. In the event that any provision of this Agreement shall be construed to conflict with a provision in the Asset Purchase Agreement, the provision in the Asset Purchase Agreement shall control.
7.    Governing Law. This Agreement will be governed and construed in accordance with the laws of the New York, to the exclusion of both its principles and rules on conflicts of laws.
8.    Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.
9.    Counterparts. This Agreement may be executed by facsimile or electronic (.pdf) delivery of original signatures, and in counterparts, both of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each party and delivered, including by facsimile or other electronic means, to the other party. No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.
10.    Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties hereto.
11.    Notice. Any notice given pursuant to this Agreement shall be given in the same manner as stated in Section 8.3 of the Asset Purchase Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Assignment and Assumption Agreement to be duly executed and delivered as of the date first set forth above.
Assignor:
SELENITY THERAPEUTICS (BERMUDA), LTD.

BY: /s/ Robert J. Schotzinger
NAME: Robert J. Schotzinger
TITLE: President

IN WITNESS WHEREOF, the Parties have caused this Assignment and Assumption Agreement to be duly executed and delivered as of the date first set forth above.
Assignor:
VIAMET PHARMACEUTICALS HOLDINGS, LLC

BY: /s/ Robert J. Schotzinger
NAME: Robert J. Schotzinger
TITLE: President

IN WITNESS WHEREOF, the Parties have caused this Assignment and Assumption Agreement to be duly executed and delivered as of the date first set forth above.
Assignee:

PHASEBIO PHARMACEUTICALS, INC.

BY: /s/ Jonathan Mow
NAME: Jonathan Mow
TITLE: CEO

EXHIBIT B
FORM OF PATENT ASSIGNMENT
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Final Form

CONFIRMATORY ASSIGNMENT OF PATENT RIGHTS

WHEREAS, SELENITY THERAPEUTICS (BERMUDA), LTD., a corporation having its principal place of business at 2 Church Street, Clarendon House, Hamilton Bermuda HM 11 (herein referred to as “Assignor”) has rights in the following patent applications and the invention(s) set forth in applications for patent of the United States and elsewhere, and which are laid out in Schedule A:
WHEREAS, PHASEBIO PHARMACEUTICALS, INC., a corporation having its principal place of business at One Great Valley Parkway, Suite 30, Malvern PA 19355 its successors, legal representatives and assigns, (the “Assignee”), is desirous of acquiring Assignor’s entire right, title and interest in and to said patent applications and the invention(s) disclosed therein; and in and to any letters patent(s) that claim the priority benefit of said patent applications in the United States and in any and all foreign countries; the right to file applications for patent of the United States or other countries on the invention(s) disclosed therein; any application for patent of the United States or other countries claiming priority to these applications; any provisional or other right to recover damages, including royalties, for prior infringements of these applications; and any patent of the United States or other countries that may be granted therefor or thereon.
NOW, THEREFORE, for good and sufficient consideration, the receipt of which is hereby acknowledged, the Assignor has sold, assigned, transferred, and set over, and by these presents does sell, assign, transfer, and set over, unto the Assignee, its successors, legal representatives, and assigns Assignor’s entire right, title, and interest in and to said invention(s), said application(s), and said patent(s), the right to file applications on said invention(s), Assignor’s entire right, title and interest in and to any applications for Letters Patent of the United States or other countries claiming priority to said application(s), including divisions, continuations, reissue and reexamined patents, patents or patent applications filed or modified during any post-grant or inter partes review proceeding, and continuations-in-part of said application(s), the right to recover any and all past, present, and future damages, including provisional or other royalties, for any and all past, present, and future infringements of said application(s) and said patent(s), Assignor’s entire right, title and interest in and to any and all Letters Patent or Patents, United States or foreign, to be obtained for said invention(s) and said application(s), entire right, title and interest in and to any and all reissues and extensions of said patent(s), and all rights under the Hague Convention, the Paris Convention for the Protection of Industrial Property, and under the Patent Cooperation Treaty, the same to be held and enjoyed by the Assignee, for its own use and behalf and the use and behalf of its successors, legal representatives, and assigns, to the full end of the term or terms for which Letters Patent or Patents may be granted as fully and entirely as the same would have been held and enjoyed by the Assignor had this sale and assignment not been made;
AND for the same consideration, the Assignor hereby covenants and agrees to and with the Assignee, its successors, legal representatives, and assigns, that, at the time of execution and delivery of these presents, the Assignor is the sole and lawful owner of Assignor’s entire right, title, and interest in and to said invention(s), said application(s), and said patent(s), and that the Assignor has good and full right and lawful authority to sell and convey the same in the manner herein set forth;

CONFIRMATORY ASSIGNMENT OF PATENT RIGHTS	Page 2 of 5

AND for the same consideration, the Assignor hereby covenants and agrees to and with the Assignee, its successors, legal representatives, and assigns that the Assignor will, whenever counsel of the Assignee, or the counsel of its successors, legal representatives, and assigns, shall advise that any proceeding in connection with said invention(s), said application(s), said patent(s), any application claiming priority to said application(s), any reissue or extension of said patent(s), and any United States or foreign Letters Patent or Patents for said invention(s) or said application(s), including interference and derivation proceedings, and any post-grant proceedings (e.g., opposition proceedings, post-grant reviews, Inter partes reviews, supplemental examinations, etc.), is lawful and desirable, sign all papers and documents, take all lawful oaths, and do all acts necessary or required to be done for the procurement, maintenance, enforcement and defense of Letters Patent or Patents for said invention(s), without charge to the Assignee, its successors, legal representatives, and assigns, but at the cost and expense of the Assignee, its successors, legal representatives, and assigns;
AND the Assignor hereby requests the Commissioner of Patents to issue any and all aforementioned patent(s) of the United States to the Assignee, as the Assignee of said invention(s) and the Letters Patent to be issued thereon for the sole use and behalf of the Assignee, its successors, legal representatives, and assigns.

CONFIRMATORY ASSIGNMENT OF PATENT RIGHTS	Page 3 of 5

Date: January 10, 2010        By:     /s/ Robert J. Schotzinger
Name: Robert J. Schotzinger
Title:     President
Company: Selenity Therapeutics (Bermuda), Ltd.

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of North Carolina        )
     )    ss.
County of Durham            )

On 1/10/2020                , before me, Sara Drake        , Notary Public, personally appeared Robert J. Schotzinger     , who proved to me on the basis of satisfactory evidence, to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Sara Drake
Signature of Notary Public                 Place Notary Seal Above

My Commission Expires: 4-21-2020

CONFIRMATORY ASSIGNMENT OF PATENT RIGHTS	Page 4 of 5
Date: January 13, 2010        By:     /s/ Kristopher L. Hanson
Name: Kristopher L. Hanson
Title:     Vice President, Legal
Company: PhaseBio Pharmaceuticals, Inc.

A Notary Public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT
STATE OF CALIFORNIA    )
)    ss.
COUNTY OF SAN DIEGO    )
On January 13, 2020 before me, Kimberly Allen-Torres    , Notary Public,
personally appeared Kris Hanson    ,
who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing is true and correct.
WITNESS my hand and official seal.
/s/ Kimberly A. Allen-Torres
Place Notary Seal Above    Signature of Notary Public

CONFIRMATORY ASSIGNMENT OF PATENT RIGHTS	Page 5 of 5

SCHEDULE A

Application No. Filing Date	Title
[***]	[***]

EXHIBIT C
PRESS RELEASE
(See attached.)

SCHEDULE 1.82
PROGRAM MATERIAL

Selenity ID/Sample Description	Net Weight (mg)
[***]	[***]

SCHEDULE 1.84
PROGRAM PATENTS

WGS No.	Owner	Title	Country	Filing date	Application No.	Patent No.	Status
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

SCHEDULE 2.1(C)
PROGRAM CONTRACTS

1.	[***].

2.	[***].

3.	[***].

4.	[***].

5.	[***].